Exhibit 99.1

HYATT REPORTS THIRD QUARTER 2026 RESULTS
CHICAGO (October 29, 2026) - Hyatt Hotels Corporation ("Hyatt," "the Company," "we," "us," or "our") (NYSE: H) today reported third quarter 2026 results. Highlights include:
•Comparable system-wide hotels RevPAR increased 7.2%, compared to the third quarter of 2025
•Comparable system-wide all-inclusive resorts Net Package RevPAR decreased 2.5%, compared to the third quarter of 2025
•Net rooms growth for the trailing twelve months was 3.8%, or 3.9% excluding rooms from the Playa Hotels Acquisition that were removed from Hyatt's room count in the fourth quarter of 2025
•Pipeline of executed management or franchise contracts was approximately 158,000 rooms, an increase of 12.1%, compared to the third quarter of 2025
•Diluted EPS was $0.60 and Adjusted Diluted EPS was $1.27
•Net income attributable to Hyatt Hotels Corporation was $58 million and Adjusted Net Income was $122 million
•Gross fees were $327 million, an increase of 15.2%, compared to the third quarter of 2025
•Adjusted EBITDA was $295 million, an increase of 6.2%, compared to the third quarter of 2025, or an increase of 19% after adjusting for assets sold in 2025
•Repurchased 867,109 shares of Class A common stock during the third quarter for an aggregate purchase price of $147 million. Year-to-date through September 30, 2026, the Company returned $336 million to shareholders through dividends and share repurchases
•Full Year 2026 Outlook:
◦Comparable system-wide hotels RevPAR growth is projected to be between 5.0% and 5.5%, compared to the full year 2025
◦Net rooms growth is projected to be approximately 6%, compared to the full year 2025
◦Net income attributable to Hyatt Hotels Corporation is projected to be between $240 million and $310 million
◦Adjusted EBITDA is projected to be between $1,170 million and $1,200 million, an increase of 14% to 17%, compared to the full year 2025, after adjusting for the period of ownership of hotels acquired as part of the Playa Hotels Acquisition and assets sold in 2025
◦Capital returns to shareholders have been increased and are projected to be between $375 million and $425 million through dividends and share repurchases
Mark S. Hoplamazian, Chairman, President and Chief Executive Officer, said, "Our strong third quarter results, including 15% growth in Gross Fees, reinforce the strength of Hyatt's differentiated brands, growing commercial platform, and asset-light business model. Continued momentum across our business, a record development pipeline, and growing engagement among World of Hyatt members reflect increasing preference for our brands among guests, owners, and developers. We believe these competitive advantages position us to drive quality growth, durable fee earnings, increasing free cash flow, and long-term shareholder value."
Refer to page A-8 for a summary of special items impacting Adjusted Net Income and Adjusted Diluted EPS for the three and nine months ended September 30, 2026.
Note: All RevPAR and ADR growth percentage changes are presented in constant dollars. All Net Package RevPAR and Net Package ADR growth percentage changes are presented in reported dollars. All RevPAR and Net Package RevPAR metrics are presented on a comparable system-wide basis unless otherwise stated. This release includes references to non-GAAP financial measures; see the reconciliations and definitions beginning on page A-6.

Third Quarter Operational Commentary
•Luxury led RevPAR growth in the quarter. Leisure transient and group RevPAR each delivered strong growth, while business transient RevPAR increased in the low single digits. RevPAR in the United States grew 8.2%, reflecting the strength of the U.S. consumer and benefitting in part from the FIFA World Cup and the timing of the Jewish holidays.
•Net Package RevPAR decreased 2.5%, compared to the third quarter of 2025, primarily reflecting lower demand for travel to certain destinations in Mexico, partially offset by growth in the Caribbean and Europe.
•Gross fees increased 15.2%, compared to the third quarter of 2025, reflecting strong core business performance.
◦Base management fees increased 10.0%, driven by managed hotel RevPAR growth, strong performance in the United States, fees from the new management agreements from the Playa Hotels Acquisition, and new hotel openings.
◦Incentive management fees increased 21.9%, driven by fees from the new management agreements from the Playa Hotels Acquisition and strong performance in Asia Pacific.
◦Franchise and other fees increased 16.8%, driven by non-RevPAR fee contributions, RevPAR growth in the United States, and new hotel openings.
•Owned and leased segment Adjusted EBITDA declined 1%, compared to the third quarter of 2025, after adjusting for 2025 asset sales.
•Distribution segment Adjusted EBITDA declined, compared to the third quarter of 2025, primarily due to temporary factors, including hotel closures in Jamaica related to Hurricane Melissa and lower demand in Mexico.

Openings and Development
During the third quarter, the Company:
•Opened 3,808 rooms. Notable openings included Hyatt Vivid Punta Cana, marking the brand's debut in the Dominican Republic; Beldersoy Resort and SPA, the first Destination by Hyatt property in Uzbekistan and the country's first premium mountain resort; and Thompson Seville, a new addition to Hyatt's Lifestyle portfolio.
•Delivered strong development activity, resulting in 12% pipeline growth compared to the third quarter of 2025. During the quarter, more than half of signings within the Essentials portfolio in the United States were in new markets for Hyatt.

Balance Sheet and Liquidity
As of September 30, 2026, the Company reported the following:
•Total debt of $4.4 billion.
•Total liquidity of $1.8 billion, inclusive of:
◦$495 million of cash and cash equivalents and short-term investments; and
◦$1,347 million of available borrowing capacity under Hyatt's revolving credit facility, net of letters of credit outstanding.

•The Company repurchased $147 million of Class A common stock during the third quarter. Remaining share repurchase authorization as of September 30, 2026 totaled approximately $1.4 billion.
•The Company's board of directors has declared a cash dividend of $0.15 per share for the fourth quarter of 2026. The dividend is payable on December 7, 2026 to Class A and Class B stockholders of record as of November 23, 2026.

2026 Outlook

The Company is providing the following outlook for the 2026 fiscal year:
	2026 Outlook	2025	Change vs. 2025
System-Wide Hotels RevPAR Growth			5.0% to 5.5%
Net Rooms Growth			Approx. 6%
(in millions)
Net income attributable to Hyatt Hotels Corporation	$240 - $310	$(52)
Gross Fees	$1,320 - $1,335	$1,198	10% to 11%
Adjusted G&A Expenses[1]	$440 - $445	$445	(1)% to 0%
Adjusted EBITDA[1,2]	$1,170 - $1,200	$1,025[3]	14% to 17%[3]
Capital Expenditures	Approx. $130	$220	Approx. (41)%
Adjusted Free Cash Flow[1]	$580 - $630	$474	22% to 33%
Capital Returns to Shareholders[4]	$375 - $425
1 Refer to the tables on page A-12 for a reconciliation of estimated net income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.
2 During the nine months ended September 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability.
3 Reflects a reduction of $78 million in 2025 owned and leased segment Adjusted EBITDA to account for period of ownership of hotels acquired as part of the Playa Hotels Acquisition and the impact of assets sold in 2025. Refer to page A-11 for further details.
4 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.

•The increase in the System-Wide Hotels RevPAR growth outlook reflects the strong third quarter performance and sustained momentum following the Labor Day holiday. The full-year outlook assumes moderately stronger growth in the United States compared to international markets, with United States RevPAR now expected to grow between 5% and 6% for the full year.
•Net Package RevPAR is expected to return to growth in the fourth quarter and remain positive for the full year, as booking trends in Mexico continue to improve sequentially.
•The Net Rooms Growth outlook reflects an anticipated acceleration in the fourth quarter, supported by the timing of expected openings, continued momentum in conversion activity, and the shorter-term nature of these deals.
•The Gross Fees outlook reflects the strength in the core fee business, offsetting the temporary impacts from lower demand in Mexico, the conflict in the Middle East, and the timing of certain hotel openings.
•The Adjusted EBITDA outlook reflects the strong Gross Fees outlook, partially offset by an expected decline of approximately $30 million in Distribution segment Adjusted EBITDA for the full year compared to 2025, a $5 million incremental decline compared to our prior outlook, driven by lower demand in Mexico.

No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2026 outlook. The Company's 2026 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, October 29, 2026, at 9:00 a.m. CT.
A live webcast of the conference call will be available on the Company's Investor Relations website at investors.hyatt.com. An archive of the webcast will be available for 90 days.
Alternatively, participants may join the conference call by dialing 833.461.5787 (U.S. toll-free) or 585.542.9983 (international) using Conference ID: 557276147. Participants joining by telephone should dial in at least 15 minutes prior to the scheduled start time.
A telephone replay will be available for one week, beginning Thursday, October 29, 2026 at 10:30 a.m. CT by dialing 833.309.1852 (U.S. toll-free) or 929.828.5978 (international) using Conference ID: 557276147.
Investor Contact
•Mike Cieplak, 312.780.6209, mike.cieplak@hyatt.com
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about the Company's plans, strategies, outlook, the number of properties we expect to open in the future, the expected timing and payment of dividends, the Company's 2026 outlook, including the Company's expected System-wide Hotels RevPAR Growth, Net Rooms Growth, Net Income, Gross Fees, Adjusted G&A Expenses, Adjusted EBITDA, Capital Expenditures, and Adjusted Free Cash Flow, expected capital returns to shareholders, financial performance, prospective or future events and involve known and unknown risks that are difficult to predict. As a result, the Company's actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and the Company's management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; reduced travel demand to certain destinations; loss of key personnel; domestic and international political and geopolitical conditions, including political or civil unrest or changes in trade policy; the impact of global tariff policies or regulations; economic sanctions or other government restrictions that may limit our ability to conduct business or receive payments; hostilities, or fear of hostilities, including the ongoing military conflict in the Middle East and security-related disruptions in Mexico, as well as terrorist attacks or other acts of violence, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as hurricanes, earthquakes, tsunamis, tornadoes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; the impact of government-issued travel advisories, airspace closures, or flight suspensions on international arrivals and hotel bookings in affected regions; our ability to successfully achieve specified levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations or realize anticipated synergies; failure to successfully complete proposed transactions, including the failure to satisfy closing conditions or obtain required approvals; our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and manage the Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles ("GAAP") in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; Free Cash Flow; and Adjusted Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt); the Hyatt TikTok account (tiktok.com/@hyatt); the Hyatt X account (x.com/hyatt); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to its guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2026, the Company's portfolio included more than 1,500 hotels and all-inclusive properties in 84 countries across six continents. The Company's offering includes brands in the Luxury Portfolio, including Park Hyatt®, Alila®, Miraval®, Impression by Secrets, and The Unbound Collection by Hyatt®; the Lifestyle Portfolio, including Andaz®, Thompson Hotels®, The Standard®, Dream® Hotels, The StandardX®, Breathless Resorts & Spas®, JdV by Hyatt®, Bunkhouse® Hotels, and Me and All Hotels; the Inclusive Collection, including Zoëtry® Wellness & Spa Resorts, Hyatt Ziva®, Hyatt Zilara®, Secrets® Resorts & Spas, Dreams® Resorts & Spas, Hyatt Vivid® Hotels & Resorts, Bahia Principe Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas; the Classics Portfolio, including Grand Hyatt®, Hyatt Regency®, Destination by Hyatt®, Hyatt Centric®, Hyatt Vacation Club®, and Hyatt®; and the Essentials Portfolio, including Caption by Hyatt®, Unscripted by Hyatt®, Hyatt Place®, Hyatt House®, Hyatt Studios®, Hyatt Select®, and UrCove. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith®, Unlimited Vacation Club®, Amstar® DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
REVENUES:
Base management fees	$117	$107	$368	$334
Incentive management fees	65	53	215	191
Franchise and other fees	145	123	401	366
Gross fees	327	283	984	891
Contra revenue	(18)	(34)	(58)	(69)
Net fees	309	249	926	822
Owned and leased	271	429	764	952
Distribution	168	192	667	769
Other revenues	—	13	—	35
Revenues for reimbursed costs	995	903	2,963	2,734
Total revenues	1,743	1,786	5,320	5,312

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	102	138	412	416
Owned and leased	222	346	645	786
Distribution	149	169	592	654
Other direct costs	—	22	—	66
Transaction and integration costs	8	25	32	130
Depreciation and amortization	72	83	221	245
Reimbursed costs	988	905	2,971	2,756
Total direct and general and administrative expenses	1,541	1,688	4,873	5,053

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	(9)	22	37	41
Equity earnings (losses) from unconsolidated hospitality ventures	(3)	(34)	(5)	(40)
Interest expense	(65)	(90)	(194)	(230)
Gains (losses) on sales of real estate and other	(6)	—	(4)	(2)
Asset impairments	(64)	(9)	(90)	(23)
Other income (loss), net	24	(4)	127	68
Income (loss) before income taxes	79	(17)	318	73
Provision for income taxes	(18)	(33)	(107)	(103)
Net income (loss)	$61	$(50)	$211	$(30)
Net income (loss) attributable to noncontrolling interests	$3	$(1)	$5	$2
Net income (loss) attributable to Hyatt Hotels Corporation	$58	$(49)	$206	$(32)

EARNINGS (LOSSES) PER CLASS A AND CLASS B SHARE:
Net income (loss) attributable to Hyatt Hotels Corporation—Basic	$0.61	$(0.51)	$2.19	$(0.34)
Net income (loss) attributable to Hyatt Hotels Corporation—Diluted	$0.60	$(0.51)	$2.13	$(0.34)

Basic weighted-average shares outstanding	94.0	95.5	94.3	95.7
Diluted weighted-average shares outstanding	96.3	95.5	96.5	95.7

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Geography

	Three Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide hotels (a)	$154.80	7.2%	73.6%	1.1	% pts	$210.36	5.7%
United States	$162.46	8.2%	73.4%	1.5	% pts	$221.20	5.9%
Americas (excluding U.S.)	$171.72	9.2%	70.1%	2.7	% pts	$245.04	4.9%
Greater China	$94.89	2.1%	74.9%	(0.7)	% pts	$126.61	3.0%
Asia Pacific (excluding Greater China)	$151.18	10.8%	75.2%	1.9	% pts	$200.93	8.0%
Europe	$239.22	4.3%	77.6%	0.5	% pts	$308.21	3.5%
Middle East & Africa	$100.30	(0.7)%	62.1%	(3.5)	% pts	$161.43	4.9%

Owned and leased hotels (b)	$226.39	6.0%	74.8%	0.6	% pts	$302.85	5.2%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide all-inclusive resorts (c)	$187.19	(2.5)%	69.6%	(4.0)	% pts	$268.87	3.0%
Americas (excluding U.S.)	$169.55	(5.0)%	60.8%	(6.0)	% pts	$279.03	4.4%
Europe (d)	$226.95	2.1%	89.6%	0.7	% pts	$253.34	1.3%

	Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide hotels (a)	$151.90	6.3%	71.5%	1.0	% pts	$212.33	4.7%
United States	$158.07	6.1%	71.3%	0.8	% pts	$221.81	4.9%
Americas (excluding U.S.)	$190.98	8.3%	70.5%	2.5	% pts	$270.87	4.4%
Greater China	$93.61	7.0%	73.1%	2.1	% pts	$128.14	3.9%
Asia Pacific (excluding Greater China)	$157.77	10.9%	75.2%	2.9	% pts	$209.71	6.5%
Europe	$204.39	5.5%	72.0%	1.7	% pts	$283.74	3.0%
Middle East & Africa	$114.96	(10.8)%	58.4%	(8.6)	% pts	$196.89	2.3%

Owned and leased hotels (b)	$220.46	7.7%	73.1%	1.0	% pts	$301.76	6.3%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
System-wide all-inclusive resorts (c)	$219.78	1.6%	74.8%	(2.0)	% pts	$293.81	4.3%
Americas (excluding U.S.)	$232.48	0.7%	71.7%	(2.5)	% pts	$324.20	4.2%
Europe (d)	$184.78	4.9%	83.3%	(0.6)	% pts	$221.74	5.6%
(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotels Operating Statistics by Brand

Chain scale classification as defined by Smith Travel Research, excluding all-inclusive	Three Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite Luxury (a)	$216.56	8.8%	72.3%	1.1	% pts	$299.38	7.1%
Grand Hyatt	$178.68	7.2%	74.1%	1.1	% pts	$240.99	5.5%
Park Hyatt	$298.63	10.4%	70.1%	2.6	% pts	$425.88	6.3%
The Unbound Collection by Hyatt	$278.00	9.6%	71.1%	2.4	% pts	$391.20	5.9%

Composite Upper Upscale (b)	$152.44	6.7%	72.2%	1.1	% pts	$211.14	5.1%
Hyatt Centric	$158.58	10.3%	77.3%	2.6	% pts	$205.10	6.5%
Hyatt Regency	$147.03	5.8%	70.9%	0.7	% pts	$207.25	4.7%
JdV by Hyatt	$143.37	11.7%	74.0%	4.2	% pts	$193.77	5.5%

Composite Upscale (c)	$118.60	6.1%	76.1%	0.9	% pts	$155.90	4.8%
Hyatt House	$138.99	8.8%	80.6%	2.3	% pts	$172.51	5.8%
Hyatt Place	$112.34	5.1%	74.7%	0.4	% pts	$150.40	4.5%

Composite Upper Midscale (d)	$48.57	3.3%	79.4%	1.7	% pts	$61.20	1.1%
UrCove	$47.05	4.8%	80.8%	2.2	% pts	$58.21	1.9%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite All-inclusive (e)	$187.19	(2.5)%	69.6%	(4.0)	% pts	$268.87	3.0%
Dreams Resorts & Spas	$171.66	(6.8)%	60.0%	(7.8)	% pts	$286.20	5.4%
Secrets Resorts & Spas	$246.98	(4.5)%	67.8%	(5.4)	% pts	$364.46	3.1%
Alua Hotels & Resorts	$201.37	3.6%	91.9%	0.8	% pts	$219.09	2.7%

	Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite Luxury (a)	$218.19	8.1%	71.6%	1.3	% pts	$304.64	6.1%
Grand Hyatt	$192.51	7.8%	74.1%	1.7	% pts	$259.77	5.3%
Park Hyatt	$314.28	10.7%	69.3%	1.4	% pts	$453.40	8.4%
The Unbound Collection by Hyatt	$230.86	10.9%	66.9%	3.6	% pts	$344.85	4.9%

Composite Upper Upscale (b)	$149.09	5.9%	70.2%	1.0	% pts	$212.36	4.4%
Hyatt Centric	$157.93	7.9%	75.5%	2.9	% pts	$209.29	3.8%
Hyatt Regency	$145.05	5.6%	69.1%	0.6	% pts	$209.90	4.6%
JdV by Hyatt	$130.83	10.1%	70.1%	3.8	% pts	$186.65	4.1%

Composite Upscale (c)	$112.79	4.2%	72.9%	0.6	% pts	$154.61	3.3%
Hyatt House	$131.34	6.0%	76.5%	1.2	% pts	$171.59	4.3%
Hyatt Place	$106.90	3.4%	71.8%	0.2	% pts	$148.81	3.0%

Composite Upper Midscale (d)	$46.41	5.9%	76.6%	4.1	% pts	$60.54	0.1%
UrCove	$44.94	8.2%	78.0%	4.7	% pts	$57.58	1.6%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Composite All-inclusive (e)	$219.78	1.6%	74.8%	(2.0)	% pts	$293.81	4.3%
Dreams Resorts & Spas	$230.24	(0.5)%	70.6%	(3.1)	% pts	$326.28	3.9%
Secrets Resorts & Spas	$324.04	0.4%	73.9%	(2.7)	% pts	$438.33	4.1%
Alua Hotels & Resorts	$152.73	5.4%	86.2%	(0.6)	% pts	$177.15	6.2%
(a) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(b) Includes Dream Hotels, Hyatt, Hyatt Centric, Hyatt Regency, and JdV by Hyatt.
(c) Includes Hyatt House, Hyatt Place, Me and All Hotels, and Unscripted by Hyatt.
(d) Includes Hyatt Select and UrCove.
(e) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impression by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, Zoëtry Wellness & Spa Resorts, Hyatt Vivid Hotels & Resorts, Bahia Principe Hotels & Resorts, and certain hotels within the Grand Hyatt brand operating under an all-inclusive model. Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography

	September 30, 2026
	Managed (a)		Franchised		Owned and Leased (b)		Total
	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
Geography:
United States	172	63,529	575	103,196	14	5,672	761	172,397
Americas (excluding U.S.)	39	10,242	56	9,175	4	1,197	99	20,614
Greater China	119	35,246	109	17,878	—	—	228	53,124
Asia Pacific (excluding Greater China)	148	35,070	15	4,321	—	—	163	39,391
Europe	56	12,468	71	12,432	4	1,059	131	25,959
Middle East & Africa	45	10,144	6	1,292	—	—	51	11,436
System-wide hotels (c)	579	166,699	832	148,294	22	7,928	1,433	322,921

Americas (excluding U.S.)	102	42,963	—	—	—	—	102	42,963
Europe (d)	43	13,109	—	—	6	1,224	49	14,333
System-wide all-inclusive resorts	145	56,072	—	—	6	1,224	151	57,296

System-wide (e)	724	222,771	832	148,294	28	9,152	1,584	380,217

Mr & Mrs Smith (f)							1,256	42,581
Hyatt Vacation Club							22	1,993
Residential							44	4,919
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include Mr & Mrs Smith, Hyatt Vacation Club, and certain residential units.
(f) Represents unaffiliated Mr & Mrs Smith properties available through hyatt.com, which are not reflected in the system-wide figures above. At September 30, 2026, the Mr & Mrs Smith platform included approximately 2,500 properties (or approximately 115,000 rooms) that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2026
	Managed (a)		Franchised		Owned and Leased (b)		Total
Brands by Chain Scale:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms

Luxury (c)
Alila	18	2,127	—	—	—	—	18	2,127
Andaz	29	6,667	1	715	2	507	32	7,889
Destination by Hyatt	12	2,671	14	4,659	—	—	26	7,330
Grand Hyatt	61	31,840	5	1,859	2	904	68	34,603
Miraval	1	180	—	—	3	383	4	563
Park Hyatt	48	8,835	—	—	3	549	51	9,384
The Unbound Collection by Hyatt	18	3,280	36	6,423	—	—	54	9,703
Thompson Hotels	16	3,321	3	634	—	—	19	3,955

Upper Upscale (c)
Bunkhouse	9	454	—	—	—	—	9	454
Dream Hotels	4	809	1	178	—	—	5	987
Hyatt	7	1,206	6	969	1	1,298	14	3,473
Hyatt Centric	34	7,026	38	7,800	1	138	73	14,964
Hyatt Regency	175	73,418	67	24,407	6	3,355	248	101,180
JdV by Hyatt	14	2,267	40	6,440	—	—	54	8,707
The Standard	9	1,386	3	580	—	—	12	1,966
The StandardX	2	187	—	—	—	—	2	187

Upscale (c)
Caption by Hyatt	3	623	3	500	—	—	6	1,123
Hyatt House	23	3,216	129	18,017	—	—	152	21,233
Hyatt Place	90	15,235	369	52,814	4	794	463	68,843
Me and All Hotels	—	—	9	1,646	—	—	9	1,646
Unscripted by Hyatt	6	1,598	5	512	—	—	11	2,110

Upper Midscale (c)
Hyatt Select	—	—	10	1,038	—	—	10	1,038
Hyatt Studios	—	—	7	840	—	—	7	840
UrCove	—	—	80	10,632	—	—	80	10,632

All-inclusive
Breathless Resorts & Spas	5	1,882	—	—	—	—	5	1,882
Dreams Resorts & Spas	28	12,218	—	—	—	—	28	12,218
Hyatt Zilara	4	1,320	—	—	—	—	4	1,320
Hyatt Ziva	9	3,686	—	—	—	—	9	3,686
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	28	10,697	—	—	—	—	28	10,697
Zoëtry Wellness & Spa Resorts	6	497	—	—	—	—	6	497
Bahia Principe Hotels & Resorts	22	11,624	—	—	—	—	22	11,624
Hyatt Vivid Hotels & Resorts	2	991	—	—	—	—	2	991
Sunscape Resorts & Spas	6	3,369	—	—	—	—	6	3,369
Alua Hotels & Resorts	28	8,413	—	—	6	1,224	34	9,637

Other	5	1,405	6	7,631	—	—	11	9,036
System-wide	724	222,771	832	148,294	28	9,152	1,584	380,217

Property and rooms counts categorized by brand include properties in our system that are not yet operating under such brand, but are expected to rebrand to such brand at a future date.
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Chain scale classification as defined by Smith Travel Research.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) attributable to Hyatt Hotels Corporation	$58	$(49)	$206	$(32)
Contra revenue	18	34	58	69
Revenues for reimbursed costs	(995)	(903)	(2,963)	(2,734)
Reimbursed costs	988	905	2,971	2,756
Stock-based compensation expense (a)	11	14	55	59
Transaction and integration costs	8	25	32	130
Depreciation and amortization	72	83	221	245
Equity (earnings) losses from unconsolidated hospitality ventures	3	34	5	40
Interest expense	65	90	194	230
(Gains) losses on sales of real estate and other	6	—	4	2
Asset impairments	64	9	90	23
Other (income) loss, net	(24)	4	(127)	(68)
Provision for income taxes	18	33	107	103
Net income (loss) attributable to noncontrolling interests	3	(1)	5	2
Adjusted EBITDA (b)	$295	$278	$858	$825
(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses; excludes amounts recognized in transaction and integration costs.
(b) During the nine months ended September 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.

The table below provides a breakdown for Adjusted EBITDA:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Management and franchising	$270	$226	$800	$700
Owned and leased	39	70	89	132
Distribution	17	21	73	113
Overhead	(30)	(38)	(103)	(120)
Eliminations	(1)	(1)	(1)	—
Adjusted EBITDA (c)	$295	$278	$858	$825
(c) Results for the three and nine months ended September 30, 2025 have been recast for comparability as a result of the Company's revised definition of Adjusted EBITDA.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
G&A expenses	$102	$138	$412	$416
Less: Rabbi trust impact	9	(22)	(36)	(40)
Less: Stock-based compensation expense	(11)	(13)	(52)	(54)
Adjusted G&A Expenses	$100	$103	$324	$322

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Net Income (Loss) Attributable to Hyatt Hotels Corporation and Diluted Earnings (Losses) Per Class A and Class B Share to Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income (loss) attributable to Hyatt Hotels Corporation	$58	$(49)	$206	$(32)
Diluted earnings (losses) per share	$0.60	$(0.51)	$2.13	$(0.34)
Special items:
Asset impairments	64	9	90	23
Contingent consideration liabilities fair value adjustments (a)	16	(6)	(17)	(14)
Transaction and integration costs	8	25	32	130
Utilization of Avendra and other proceeds (b)	6	5	17	15
(Gains) losses on sales of real estate and other	6	—	4	2
Restructuring costs (a)	3	35	8	51
Unconsolidated hospitality ventures (c)	2	29	(1)	36
(Gains) losses, net on marketable securities (a)	2	(3)	1	(18)
Fund (surpluses) deficits (d)	(17)	(2)	(18)	5
Other	1	—	5	—
Special items - pre-tax	91	92	121	230
Income tax provision for special items	(27)	(72)	(36)	(115)
Total special items - after-tax	$64	$20	$85	$115
Special items impact per diluted share	$0.67	$0.21	$0.88	$1.20
Adjusted net income (loss) attributable to Hyatt Hotels Corporation	$122	$(29)	$291	$83
Adjusted diluted earnings (losses) per share	$1.27	$(0.30)	$3.01	$0.86

(a) Amounts were recognized in other income (loss), net on our condensed consolidated statements of income (loss).
(b) We recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. During the three and nine months ended September 30, 2026 (Q3 2026 and YTD 2026, respectively), we recognized these expenses in reimbursed costs ($6 million and $16 million, respectively) and depreciation and amortization expenses (an insignificant amount and $1 million, respectively) on our condensed consolidated statements of income (loss). During three and nine months ended September 30, 2025 (Q3 2025 and YTD 2025, respectively), we recognized these expenses in reimbursed costs ($4 million and $13 million, respectively) and depreciation and amortization expenses ($1 million and $2 million, respectively) on our condensed consolidated statements of income (loss). The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(c) During Q3 2025 and YTD 2025, we recognized impairment charges related to certain investments in unconsolidated hospitality ventures in equity earnings (losses) from unconsolidated hospitality ventures on our condensed consolidated statements of income (loss).
(d) During Q3 2026, YTD 2026, and Q3 2025, we recognized net surpluses, and during YTD 2025, we recognized a net deficit, which we intend to recover in future periods on certain funds due to the timing of revenue and expense recognition. During Q3 2026 and YTD 2026, this fund activity was recognized in revenues for reimbursed costs ($258 million and $730 million, respectively), reimbursed costs ($245 million and $722 million, respectively), depreciation and amortization expenses ($4 million and $12 million, respectively), and other income (loss), net ($8 million and $22 million, respectively). During Q3 2025 and YTD 2025, this fund activity was recognized in revenues for reimbursed costs ($210 million and $622 million, respectively), reimbursed costs ($208 million and $631 million, respectively), depreciation and amortization expenses ($6 million and $15 million, respectively), and other income (loss), net ($6 million and $19 million, respectively). These figures exclude revenues and expenses related to payroll at managed properties where we are the employer and other expenses, which were recognized in revenues for reimbursed costs and reimbursed costs on our condensed consolidated statements of income (loss) but are not considered part of our fund activity.

Hyatt Hotels Corporation
2025 Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; and 2025 Adjusted EBITDA As Reported to 2025 Adjusted EBITDA Baseline After Adjusting for Asset Sales

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net income (loss) attributable to Hyatt Hotels Corporation	$20	$(3)	$(49)	$(20)	$(52)
Contra revenue	20	15	34	17	86
Revenues for reimbursed costs	(886)	(945)	(903)	(895)	(3,629)
Reimbursed costs	902	949	905	926	3,682
Stock-based compensation expense (a)	31	14	14	9	68
Transaction and integration costs	23	82	25	43	173
Depreciation and amortization	80	82	83	80	325
Equity (earnings) losses from unconsolidated hospitality ventures	12	(6)	34	6	46
Interest expense	66	74	90	87	317
(Gains) losses on sales of real estate and other	—	2	—	13	15
Asset impairments	4	10	9	17	40
Other (income) loss, net	(43)	(29)	4	(33)	(101)
Provision for income taxes	28	42	33	27	130
Net income (loss) attributable to noncontrolling interests	4	(1)	(1)	1	3
Adjusted EBITDA As Recast (b)	$261	$286	$278	$278	$1,103

(a) Includes amounts recognized in general and administrative expenses, owned and leased expenses, and distribution expenses; excludes amounts recognized in transaction and integration costs.
(b) During the nine months ended September 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2025 Adjusted EBITDA As Reported (c)	$273	$303	$291	$292	$1,159
Less: Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	(12)	(17)	(13)	(14)	(56)
2025 Adjusted EBITDA As Recast (d)	$261	$286	$278	$278	$1,103

Adjustment to owned and leased segment Adjusted EBITDA from sold assets (e)	(2)	—	(3)	—	(5)
Adjustment to owned and leased segment Adjusted EBITDA from sold Playa assets (f)	—	(14)	(27)	(32)	(73)
Total adjustment to owned and leased segment Adjusted EBITDA from sold assets	(2)	(14)	(30)	(32)	(78)

2025 Adjusted EBITDA Baseline	$259	$272	$248	$246	$1,025
(c) As reported in the Company's most recent public filing in which each period was presented.
(d) During the nine months ended September 30, 2026, the Company revised its definition of Adjusted EBITDA to no longer include its pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA and recast prior-period results to provide comparability. Refer to page A-13 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.
(e) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of September 30, 2026 and for which the company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale. Refer to page A-11 for further details.
(f) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels acquired as part of the Playa Hotels Acquisition that were sold as part of the Playa Real Estate Transaction; excludes gross fee revenues retained following the sale. Refer to page A-11 for further details.

Hyatt Hotels Corporation
2025 Reconciliation of Non-GAAP Financial Measures: G&A Expenses to Adjusted G&A Expenses and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
Results of operations as presented on the consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Year Ended December 31,
2025
G&A expenses	$555
Less: Rabbi trust impact	(48)
Less: Stock-based compensation expense	(62)
Adjusted G&A Expenses	$445

(in millions)	Year Ended December 31,
2025
Net cash provided by operating activities	$379
Capital expenditures	(220)
Free Cash Flow	$159
Cash taxes on asset sales	117
Costs associated with the Playa Hotels Acquisition (a)	198
Adjusted Free Cash Flow	$474
(a) Includes cash paid for transaction and integration costs, interest on the delayed draw term loan facility, and other costs associated with the acquisition.

Hyatt Hotels Corporation
Adjustments to Owned and Leased Segment from Sold Assets
The schedule below represents the following sold assets: Alua Atlántico Golf Resort (Q4 2025), Alua Tenerife (Q4 2025), and AluaSoul Orotava Valley (Q4 2025).

(in millions)	Fiscal Year 2026
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Total adjustment to segment revenues from sold assets (a)	$—	$—	$—		$—

Total adjustment to segment Adjusted EBITDA from sold assets (b)	$—	$—	$—		$—

Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold assets (a)	$(12)	$(10)	$(14)	$(11)	$(47)

Total adjustment to segment Adjusted EBITDA from sold assets (b) (c)	$(2)	$—	$(3)	$—	$(5)
(a) Represents the owned and leased segment revenues contribution in each period for hotels that have been sold as of September 30, 2026 and for which the Company entered into long-term management or franchise agreements upon sale.
(b) Represents the owned and leased segment Adjusted EBITDA contribution in each period for hotels that have been sold as of September 30, 2026 and for which the Company entered into long-term management or franchise agreements upon sale; excludes gross fee revenues retained following the sale.
(c) Includes certain tax expenses during the Company's period of ownership of Hyatt Regency O'Hare Chicago, which was sold in Q4 2024.

The schedule below represents the sold assets that were acquired as part of the Playa Hotels Acquisition for their period of ownership in 2025.

(in millions)	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total adjustment to segment revenues from sold Playa assets (a)	$—	$(47)	$(159)	$(157)	$(363)

Total adjustment to segment Adjusted EBITDA from sold Playa assets (a)	$—	$(14)	$(27)	$(32)	$(73)
(a) Represents the owned and leased segment revenues and Adjusted EBITDA contribution in each period for hotels acquired as part of the Playa Hotels Acquisition that were sold as part of the Playa Real Estate Transaction; excludes gross fee revenues retained following the sale.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income Attributable to Hyatt Hotels Corporation to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net Cash Provided by Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2026 outlook. The Company's 2026 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no impact to net income (loss). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ending December 31, 2026 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$240	$310
Contra revenue	75	75
Reimbursed costs, net (a)	100	80
Stock-based compensation expense (b)	62	62
Transaction and integration costs	45	35
Depreciation and amortization	295	295
Equity (earnings) losses from unconsolidated hospitality ventures	5	5
Interest expense	260	260
(Gains) losses on sales of real estate and other	4	4
Asset impairments	90	90
Other (income) loss, net	(152)	(173)
Provision for income taxes	146	152
Net income attributable to noncontrolling interests	—	5
Adjusted EBITDA	$1,170	$1,200
(a) Reimbursed costs are presented net of revenues for reimbursed costs as the Company cannot forecast the gross amounts without unreasonable effort.
(b) Includes amounts recognized in general and administrative expenses and distribution expenses; excludes amounts recognized in transaction and integration costs.

	Low Case	High Case
G&A expenses	$535	$540
Less: Rabbi trust impact	(36)	(36)
Less: Stock-based compensation expense	(59)	(59)
Adjusted G&A Expenses	$440	$445

	Low Case	High Case
Net cash provided by operating activities	$452	$501
Capital expenditures	(130)	(130)
Free Cash Flow	$322	$371
Cash taxes on asset sales	—	1
Costs associated with the Playa Hotels Acquisition (c)	72	72
Required deferred compensation plan distribution upon retirement of former executive officer (d)	186	186
Adjusted Free Cash Flow	$580	$630
(c) Includes taxes and other costs related to the Playa Hotels Acquisition.
(d) The distribution was fully funded by proceeds from the sale of investments in marketable securities held in rabbi trusts, which were reflected as cash inflows from investing activities in our condensed consolidated statements of cash flows. As a result, the distribution had no net impact on the change in cash and cash equivalents.

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")
Adjusted EBITDA, which is a non-GAAP measure, is used throughout this earnings release. We define Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus net income (loss) attributable to noncontrolling interests, adjusted to exclude the following items:
•payments to customers ("contra revenue"), including performance cure payments and amortization of management and hotel services agreement and franchise agreement assets ("key money assets");
•revenues for reimbursed costs;
•reimbursed costs that we intend to recover over the long term;
•stock-based compensation expense;
•transaction and integration costs;
•depreciation and amortization;
•equity earnings (losses) from unconsolidated hospitality ventures;
•interest expense;
•gains (losses) on sales of real estate and other;
•asset impairments;
•other income (loss), net; and
•benefit (provision) for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to unallocated overhead expenses.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our Chairman, President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the talent and compensation committee of our board of directors determines the annual variable compensation and long-term incentive compensation for certain members of our management based in part on financial measures including and/or derived from consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with our prior-period and forecasted results as well as our industry and competitors.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit or provision for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted.
We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit or bear a loss over the long term. If we collect amounts in excess of amounts spent, we have a commitment to our hotel owners to spend these amounts on the related system-wide services and programs. Additionally, if we spend in excess of amounts collected, we have a contractual right to adjust future collections or expenditures to recover prior-period costs. These timing differences are due to our discretion to spend in excess of revenues earned or less than revenues earned in a single period to ensure that the system-wide services and programs are operated in the best long-term interests of our hotel owners. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively, and instead are designed to result in a cumulative break-even balance. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners.
Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income or loss generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted general and administrative expenses, which is a non-GAAP measure, excludes the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted general and administrative expenses assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) Per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted EPS, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted Net Income (Loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.
Average Daily Rate ("ADR") and Net Package ADR
ADR represents hotel room revenues divided by the total number of rooms sold in a given period. Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. ADR and Net Package ADR measure the average room price attained by a property, and trends in these metrics provide useful information concerning the pricing environment and the nature of the customer base of a property or group of properties. ADR and Net Package ADR are commonly used performance measures in our industry, and we use these metrics to assess the pricing levels that we are able to generate by a customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described in "RevPAR and Net Package RevPAR" below.
Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and have not experienced business interruption or undergone large-scale capital projects during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within our management and franchising segment. "Comparable owned and leased" represents owned or leased hotels and/or all-inclusive resorts that are operated and consolidated for the entirety of the periods being compared and have not experienced business interruption or undergone large-scale capital projects during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties, including those that do not meet the above definition of "comparable."
Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at current-period exchange rates. These restated amounts are then compared to our current-period reported amounts to provide operationally driven variances in our results.
Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow less estimated cash taxes on asset sales, costs associated with the Playa Hotels Acquisition, and a required distribution following the retirement of a former executive officer pursuant to the terms of our deferred compensation plan, which was fully funded by investments in marketable securities held in rabbi trusts. We believe Free Cash Flow and Adjusted Free Cash Flow to be useful liquidity measures to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures, cash taxes on asset sales, costs associated with the Playa Hotels Acquisition, and a required distribution following the retirement of a former executive officer pursuant to the terms of our deferred compensation plan and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow and Adjusted Free Cash Flow are not necessarily representative of how we will use excess cash. Free Cash Flow and Adjusted Free Cash Flow are not substitutes for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and Adjusted Free Cash Flow, and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow and Adjusted Free Cash Flow supplementally.
Non-Revenue Per Available Room ("RevPAR") Fees
Non-RevPAR Fees represent fee revenues that are not derived from hotel operating performance. Non-RevPAR Fees include license fees received primarily in connection with the licensing of the Hyatt brand names through our co-branded credit card programs, and residential and vacation units; management and royalty fees related to the management and licensing of certain of our brands to the Unlimited Vacation Club business; fees related to hotel services provided to certain all-inclusive resorts within Latin America and the Caribbean; initial application fees from franchisees; design services fees from third-party owners and franchisees; and termination fees. We use Non-RevPAR Fees to assess fee streams that are not directly correlated with hotel-level operating results.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a property or group of properties. Occupancy measures the utilization of a property's available capacity. We use occupancy to gauge demand at a specific property or group of properties in a given period. Occupancy levels also help us determine achievable ADR levels as demand for property rooms increases or decreases.
Playa Hotels Acquisition
On June 17, 2025, the Company completed the acquisition of Playa Hotels & Resorts N.V. ("Playa Hotels" or "Playa"), a leading owner, operator, and developer of all-inclusive resorts in Mexico, the Dominican Republic, and Jamaica, for a purchase price of $13.50 per share, or an enterprise value of approximately $2.6 billion, including approximately $900 million of debt, net of cash acquired.

Playa Real Estate Transaction
On December 30, 2025, affiliates of the Company closed on the sale of the real estate portfolio previously acquired from Playa for approximately $2 billion to Tortuga Resorts ("Tortuga"), As previously disclosed, the Company sold one of these properties to a separate third-party buyer on September 18, 2025 for $22 million. Between the completion of the earlier sale and the Tortuga transaction, Hyatt has sold the entire Playa real estate portfolio for a total of $2 billion. Hyatt and Tortuga entered into 50-year management agreements for 13 of 14 properties in the portfolio, with terms consistent with Hyatt's existing all-inclusive fee structure. The remaining property is subject to a separate contractual arrangement.
RevPAR and Net Package RevPAR
RevPAR is the product of ADR and the average daily occupancy percentage and excludes non-room revenues, which consist of ancillary revenues generated by a property, such as food and beverage, parking, and other guest service revenues. Net Package RevPAR is the product of Net Package ADR and the average daily occupancy percentage and generally includes revenue derived from the sale of packages at all-inclusive resorts comprised of rooms, food and beverage, and entertainment revenues, net of compulsory tips paid to employees. RevPAR and Net Package RevPAR are commonly used performance measures in our industry, and we use these metrics to identify trend information with respect to room revenues from comparable properties and to evaluate property performance on a geographical and segment basis.
Changes in RevPAR and Net Package RevPAR that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a property would lead to increases in room revenues or net package revenues, as applicable, and additional variable operating costs, including housekeeping services, utilities, and room amenity costs. Increases in occupancy at properties measured using RevPAR could also result in increased ancillary revenues, such as food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal direct impacts to variable operating costs.